ABERCROMBIE & FITCH REPORTS THIRD QUARTER RESULTS

New Albany, Ohio, December 3, 2014: Abercrombie & Fitch Co. (NYSE: ANF) today reported unaudited financial results that reflected GAAP net income of $18.2 million and net income per diluted share of $0.25 for the thirteen weeks ended November 1, 2014, compared to GAAP net loss of $15.6 million and net loss per basic and diluted share of $0.20 for the thirteen weeks ended November 2, 2013.

Excluding certain charges, the Company reported adjusted non-GAAP net income of $30.4 million and adjusted non-GAAP net income per diluted share of $0.42 for the third quarter compared to adjusted non-GAAP net income of $40.5 million and adjusted non-GAAP net income per diluted share of $0.52 for the third quarter of last year.

A reconciliation of the GAAP financial measures to the non-GAAP financial measures is included in a table accompanying the consolidated financial statements with this release. As used in the release, "GAAP" refers to accounting principles generally accepted in the United States of America.

Mike Jeffries, Chief Executive Officer, said:

"As referenced in our earlier Business Update, our third quarter results were disappointing in what remains a very challenging environment for young apparel. Comparable sales improved somewhat in November, and this improvement was maintained through the Black Friday weekend. However, we expect conditions to remain difficult through the balance of the fourth quarter.

Longer term, we continue to believe we are taking the right steps to position the company for future success, including our shift to a branded structure, changes in our assortment and how we engage with our customer, investing in direct-to-consumer and omni-channel, expanding our international reach, closing under performing stores, and continuing to reduce expense. The aggregate impact of these changes represents a significant transformation for our company, and we are hopeful that the benefits will start to become evident as we move through 2015."

Third Quarter Sales Results

			Comparable Sales
($ in millions)	Net Sales	% Change	Stores	Direct-to-Consumer	Total
U.S.	$594	(12)%	(10)%	5%	(7)%
International	$317	(12)%	(22)%	15%	(15)%
Total Company	$911	(12)%	(14)%	8%	(10)%

After showing slight sequential improvement in comparable sales in the second quarter, U.S. store comparable sales sequentially declined slightly in the third quarter. In addition, international store comparable sales further decelerated in the third quarter, particularly in Europe. Direct-to-Consumer comparable sales remained positive in the third quarter, but by a lower percentage than in the second quarter.

Net sales by brand for the third quarter were $358.4 million for Abercrombie & Fitch, $81.3 million for abercrombie kids and $468.1 million for Hollister Co. Comparable sales by brand, including direct-to-consumer, decreased 6% for Abercrombie & Fitch, decreased 10% for abercrombie kids, and decreased 12% for Hollister Co.

Additional Third Quarter Results Commentary

The gross profit rate for the third quarter was 62.2%, 80 basis points lower than last year. Reductions in average unit cost were more than offset by reductions in average unit retail, reflecting an increase in promotional activity.

Stores and distribution expense for the third quarter was $413.6 million, down from $481.2 million last year. Stores and Distribution expense included $2.4 million of charges in the third quarter of fiscal 2014 and $0.6 million of charges in the third quarter of fiscal 2013 related to lease termination, store closure costs and the Company's profit improvement initiative. Excluding these charges, the stores and distribution expense rate for the quarter was 45.1% of net sales, down 140 basis points from last year, driven primarily by savings from the Company's profit improvement initiative, largely in store payroll and other controllable store expense, partially offset by higher direct-to-consumer expense.

Marketing, general and administrative expense for the third quarter was $105.0 million, down from $126.8 million last year. Marketing, general and administrative expense included $1.2 million of charges in the third quarter of fiscal 2014 related to the Company's profit improvement initiative and certain corporate governance matters compared to $7.0 million of charges in the third quarter of fiscal 2013 related to the Company's profit improvement initiative. Excluding these charges, marketing, general and administrative expenses for the third quarter were down $16.0 million, primarily due to a reduction in compensation expense, including incentive and equity compensation, partially offset by an increase in marketing expense.

The Company incurred restructuring charges of $44.7 million in the third quarter of fiscal 2013, related to asset impairment, lease termination and other charges associated with the restructuring of the Gilly Hicks brand.

The Company incurred asset impairment charges for the third quarter of $16.7 million, compared to $43.6 million last year, related to stores whose asset carrying value exceeded fair value.

Net other operating income was $1.5 million for the third quarter, compared to $9.9 million last year, which included approximately $6.0 million of insurance recoveries.

The effective tax rate for the third quarter was 34.4% compared to a benefit of 57.7% last year. On an adjusted non-GAAP basis, the effective tax rate for the third quarter was 36.7%, compared to 31.1% last year, which included a benefit of $4.9 million related to certain discrete tax matters.

The Company ended the third quarter with $617.5 million in inventory at cost, a decrease of 20% versus the prior year.

During the third quarter, the Company repurchased approximately 2.0 million shares of its common stock at an aggregate cost of $75 million. As of November 1, 2014, the Company had approximately 9.0 million shares remaining available for purchase under its publicly announced stock repurchase authorizations.

The Company ended the third quarter with $320.6 million in cash and cash equivalents and gross borrowings of $300 million, compared to $257.5 million in cash and cash equivalents and gross borrowings of $138.8 million last year.

A summary of store openings and closings for the third quarter is included with the financial statement schedules following this release.

Other Developments

As previously announced, on November 19, 2014, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on December 10, 2014 to stockholders of record at the close of business on December 2, 2014.

Outlook

The Company now expects adjusted full year diluted earnings per share in the range of $1.50 to $1.65. The guidance is based on the assumption that fourth quarter comparable sales will be down by a mid-to-high single-digit percentage.

The guidance also assumes a gross margin rate for the fourth quarter higher than last year, but lower than the third quarter year-to-date rate. In addition, the guidance now assumes a full year effective tax rate in the upper 30's, which remains sensitive to the mix between international and domestic income.

The above guidance does not include charges related to the Gilly Hicks brand restructuring, the Company's profit improvement initiative, certain corporate governance matters, other potential impairment and store closure charges.

The Company now anticipates that it will have opened a total of 12 full-price international stores for the year, including 7 Hollister stores and 4 Abercrombie & Fitch stores. The Company also expects to have opened 9 international and U.S. outlet stores during the fiscal year. In addition, the Company continues to expect to have closed approximately 60 stores in the U.S. during the fiscal year through natural lease expirations.

The Company now expects total capital expenditures for the fiscal year to be approximately $200 million.

An investor presentation of third quarter results will be available in the "Investors" section of the Company's website at www.abercrombie.com at approximately 7:30 AM, Eastern Daylight Saving Time, today.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie, Hollister Co. and Gilly Hicks brands. At the end of the third quarter, the Company operated 834 stores in the United States and 166 stores across Canada, Europe, Asia, Australia and the Middle East. The Company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com and www.gillyhicks.com.

Today at 8:00 AM, Eastern Daylight Saving Time, the Company will conduct a conference call. Management will discuss the Company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (877) 874-1567 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 325-4886. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 3359329 or through www.abercrombie.com.

Investor Contact:

Brian Logan
Abercrombie & Fitch
(614) 283-6877
Investor_Relations@abercrombie.com

ICR, Inc.
(203) 682-8275

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "FORWARD-LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1A. RISK FACTORS" of A&F's Annual Report on Form 10-K for the fiscal year ended February 1, 2014, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for Fiscal 2014 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, could have a material adverse effect on our business, results of operations and liquidity; changing fashion trends and consumer preferences, and the ability to manage our inventory commensurate with customer demand, could adversely impact our sales levels and profitability; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; a significant component of our growth strategy is international expansion, which requires significant capital investment, adds complexity to our operations and may strain our resources and adversely impact current store performance; our international expansion plan is dependent on a number of factors, any of which could delay or prevent successful penetration into new markets or could adversely affect the profitability of our international operations; we have increased the focus of our growth strategy on direct-to-consumer sales channels and the failure to successfully develop our position in these channels could have an adverse impact on our results of operations; our direct-to-consumer operations are subject to numerous risks that could adversely impact sales, failure to successfully implement certain growth initiatives may have a material adverse effect on our financial condition or results of operations; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our business could suffer if our information technology systems are disrupted or cease to operate effectively; comparable sales, including direct-to-consumer, may continue to fluctuate on a regular basis and impact the volatility of the price of our Common Stock; extreme weather conditions may negatively impact our results of operations; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions in which most of our stores are located; our net sales fluctuate on a seasonal basis, causing our results of operations to be susceptible to changes in Back-to-School and Holiday shopping patterns; our failure to protect our reputation could have a material adverse effect on our brands; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; interruption in the flow of merchandise from our key vendors and international manufacturers could disrupt our supply chain, which could result in lost sales and increased costs; in a number of our European stores, associates are represented by workers’ councils and unions, whose demands could adversely affect our profitability or operating standards for our brands; we depend upon independent third parties for the manufacture and delivery of all our merchandise; our reliance on two distribution centers domestically and four third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; we rely on third-party vendors as well as other third-party arrangements for many aspects of our business and the failure to successfully manage these relationships could negatively impact our results of operations or expose us to liability for the actions of third-party vendors acting on our behalf; we may be exposed to risks and costs associated with credit card fraud and identity theft that would cause us to incur unexpected expenses and loss of revenues; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; actions of activist stockholders could have a negative effect on our business; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; the effects of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; our inability to obtain commercial insurance at acceptable prices or our failure to adequately reserve for self-insured exposures might increase our expenses and adversely impact our financial results; operating results and cash flows at the store level may cause us to incur impairment charges; we are subject to customs, advertising, consumer protection, privacy, zoning and occupancy and labor and employment laws that could require us to modify our current business practices, incur increased costs or harm our reputation if we do not comply; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our asset-based revolving credit facility and our Term Loan Facility include financial and other covenants that impose restrictions on our financial and business operations; compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; our inability to successfully implement our long-range strategic plan could have a negative impact on our growth and profitability and our estimates of the expenses that we may incur in connection with the closures of the Gilly Hicks stores could prove to be inaccurate.

Abercrombie & Fitch Co.
Consolidated Statements of Operations
(in thousands, except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	November 1, 2014	% of Net Sales	November 2, 2013	% of Net Sales
	(Unaudited)		(Unaudited)
Net Sales	$911,453	100.0%	$1,033,293	100.0%
Cost of Goods Sold	344,383	37.8%	382,253	37.0%
Gross Profit	567,070	62.2%	651,040	63.0%
Stores and Distribution Expense	413,551	45.4%	481,232	46.6%
Marketing, General and Administrative Expense	104,981	11.5%	126,750	12.3%
Restructuring Charges	—	0.0%	44,708	4.3%
Asset Impairment	16,706	1.8%	43,571	4.2%
Other Operating Income, Net	(1,534)	(0.1)%	(9,851)	(1.0)%
Operating Income (Loss)	33,366	3.6%	(35,370)	(3.4)%
Interest (Income) Expense, Net	5,572	0.6%	1,655	0.2%
Income (Loss) Before Taxes	27,794	3.0%	(37,025)	(3.6)%
Tax Expense (Benefit)	9,567	1.0%	(21,381)	(2.1)%
Net Income (Loss)	$18,227	2.0%	$(15,644)	(1.5)%

Net Income (Loss) Per Share:
Basic	$0.26		$(0.20)
Diluted	$0.25		$(0.20)

Weighted-Average Shares Outstanding:
Basic	70,814		76,456
Diluted	72,128		76,456

Abercrombie & Fitch Co.
Consolidated Statements of Operations
(in thousands, except per share data)

	Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2014	% of Net Sales	November 2, 2013	% of Net Sales
	(Unaudited)		(Unaudited)
Net Sales	$2,624,486	100.0%	$2,817,760	100.0%
Cost of Goods Sold	992,801	37.8%	1,009,431	35.8%
Gross Profit	1,631,685	62.2%	1,808,329	64.2%
Stores and Distribution Expense	1,257,422	47.9%	1,402,080	49.8%
Marketing, General and Administrative Expense	339,595	12.9%	363,176	12.9%
Restructuring Charges	6,053	0.2%	44,708	1.6%
Asset Impairment	16,706	0.6%	43,571	1.5%
Other Operating Income, Net	(9,444)	(0.4)%	(15,079)	(0.5)%
Operating Income (Loss)	21,353	0.8%	(30,127)	(1.1)%
Interest (Income) Expense, Net	9,589	0.4%	5,032	0.2%
Income (Loss) Before Taxes	11,764	0.4%	(35,159)	(1.2)%
Tax Expense (Benefit)	4,331	0.2%	(23,682)	(0.8)%
Net Income (Loss)	$7,433	0.3%	$(11,477)	(0.4)%

Net Income (Loss) Per Share:
Basic	$0.10		$(0.15)
Diluted	$0.10		$(0.15)

Weighted-Average Shares Outstanding:
Basic	72,577		77,387
Diluted	73,870		77,387

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)

	November 1, 2014	February 1, 2014	November 2, 2013
ASSETS	(Unaudited)		(Unaudited)
Current Assets
Cash and Equivalents	$320,564	$600,116	$257,525
Receivables	65,083	67,965	86,726
Inventories	617,542	530,192	768,946
Deferred Income Taxes	17,543	21,835	56,699
Other Current Assets	116,160	100,458	116,714
Total Current Assets	1,136,892	1,320,566	1,286,610
Property and Equipment, Net	1,050,795	1,131,341	1,160,904
Other Assets	387,882	399,090	404,882
TOTAL ASSETS	$2,575,569	$2,850,997	$2,852,396

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts Payable and Outstanding Checks	$197,606	$130,715	$185,438
Accrued Expenses	273,362	322,834	307,962
Deferred Lease Credits	28,972	36,165	36,050
Income Taxes Payable	9,251	63,508	59,130
Short-Term Portion of Borrowings, Net	2,102	15,000	15,000
Total Current Liabilities	511,293	568,222	603,580
Long-Term Liabilities
Deferred Lease Credits	$119,229	$140,799	$153,587
Long-Term Portion of Borrowings, Net	291,836	120,000	123,750
Leasehold Financing Obligations	55,467	60,726	61,623
Other Liabilities	202,285	231,757	234,839
Total Long-Term Liabilities	668,817	553,282	573,799
Total Shareholders' Equity	1,395,459	1,729,493	1,675,017

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,575,569	$2,850,997	$2,852,396

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen-Week Period Ended November 1, 2014
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges (1)	Adjusted Non-GAAP (2)
Stores and Distribution Expense	$413,551	$2,357	$411,194
Marketing, General and Administrative Expense	104,981	1,205	103,776
Asset Impairment	16,706	16,706	—

Income (Loss) Before Taxes	27,794	20,268	48,062

Tax Expense (Benefit)	9,567	8,089	17,656

Net Income (Loss)	$18,227	$12,179	$30,406

Net Income (Loss) Per Diluted Share:	$0.25		$0.42

Diluted Weighted-Average Shares Outstanding:	72,128		72,128

(1) Excluded charges consists of pre-tax charges of $16.7 million for store-related asset impairments for stores whose asset carrying value exceeded fair value, primarily associated with 4 Abercrombie & Fitch, including the Ginza flagship, 12 Hollister and 23 abercrombie stores, $2.3 million for lease termination and store closures, $0.7 million related to the Company's profit improvement initiative, and $0.6 million for legal, advisory and other related to certain corporate governance matters.

(2) Non-GAAP financial measures should not be used as alternatives to net income and net income per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-Nine Week Period Ended November 1, 2014
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges(1)	Adjusted Non-GAAP (2)
Stores and Distribution Expense	$1,257,422	$4,365	$1,253,057
Marketing, General and Administrative Expense	339,595	11,125	328,470
Restructuring Charges	6,053	6,053	—
Asset Impairment	16,706	16,706	—

Income (Loss) Before Taxes	11,764	38,249	50,013

Tax Expense (Benefit)	4,331	14,193	18,524

Net Income (Loss)	$7,433	$24,056	$31,489

Net Income (Loss) Per Diluted Share:	$0.10		$0.43

Diluted Weighted-Average Shares Outstanding:	73,870		73,870

(1) Excluded charges consists of pre-tax charges of $16.7 million for store-related asset impairments for stores whose asset carrying value exceeded fair value, primarily associated with 4 Abercrombie & Fitch, including the Ginza flagship, 12 Hollister and 23 abercrombie stores, $7.5 million for legal, advisory and other related to certain corporate governance matters, $6.1 million related to the restructuring of the Gilly Hicks brand, $5.7 million related to the Company's profit improvement initiative, and $2.3 million for lease termination and store closures.

(2) Non-GAAP financial measures should not be used as alternatives to net income and net income per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen-Week Period Ended November 2, 2013
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges (1)	Adjusted Non-GAAP (2)
Stores and Distribution Expense	$481,232	$639	$480,593
Marketing, General and Administrative Expense	126,750	6,951	119,799
Restructuring Charges	44,708	44,708	—
Asset Impairment	43,571	43,571	—

Income (Loss) Before Taxes	(37,025)	95,869	58,844

Tax Expense (Benefit)	(21,381)	39,680	18,299

Net Income (Loss)	$(15,644)	$56,189	$40,545

Net Income (Loss) Per Diluted Share:	$(0.20)		$0.52

Diluted Weighted-Average Shares Outstanding:	76,456		77,677

(1) Excluded charges consists of pre-tax charges of $43.6 million for store-related asset impairments for stores whose asset carrying value exceeded fair value, primarily associated with 23 Abercrombie & Fitch, 3 abercrombie and 70 Hollister stores, including the 5th Avenue flagship, $44.7 million related to the restructuring of the Gilly Hicks brand, and $7.6 million related to the Company's profit improvement.

(2) Non-GAAP financial measures should not be used as alternatives to net income and net income per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-Nine Week Period Ended November 2, 2013
(in thousands, except per share data)
(Unaudited)

	GAAP	Excluded Charges(1)	Adjusted Non-GAAP (2)
Stores and Distribution Expense	$1,402,080	$639	$1,401,441
Marketing, General and Administrative Expense	363,176	9,526	353,650
Restructuring Charges	44,708	44,708	—
Asset Impairment	43,571	43,571	—

Income (Loss) Before Taxes	(35,159)	98,444	63,285

Tax Expense (Benefit)	(23,682)	40,610	16,928

Net Income (Loss)	$(11,477)	$57,834	$46,357

Net Income (Loss) Per Diluted Share:	$(0.15)		$0.59

Diluted Weighted-Average Shares Outstanding:	77,387		79,032

(1) Excluded charges consists of pre-tax charges of $43.6 million for store-related asset impairments for stores whose asset carrying value exceeded fair value, primarily associated with 23 Abercrombie & Fitch, 3 abercrombie and 70 Hollister stores, including the 5th Avenue flagship, $44.7 million related to the restructuring of the Gilly Hicks brand, and $10.1 million related to the Company's profit improvement.

(2) Non-GAAP financial measures should not be used as alternatives to net income and net income per diluted share and are also not intended to supersede or replace the Company's GAAP financial measures. The Company believes it is useful to investors to provide the non-GAAP financial measures to assess the Company's operating performance.

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Thirteen-Week Period Ended November 1, 2014

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Total

August 2, 2014	254	128	454	836

New	2	—	—	2

Closed	(1)	(1)	(2)	(4)

November 1, 2014	255	127	452	834

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Thirteen-Week Period Ended November 1, 2014

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Total

August 2, 2014	25	5	131	161

New	2	1	2	5

Closed	—	—	—	—

November 1, 2014	27	6	133	166

Abercrombie & Fitch Co.
U.S. Store Count
(Unaudited)
Thirty-Nine Week Period Ended November 1, 2014

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

February 1, 2014	253	131	458	1	843

New	3	1	1	—	5

Closed	(1)	(5)	(7)	(1)	(14)

November 1, 2014	255	127	452	—	834

Abercrombie & Fitch Co.
International Store Count
(Unaudited)
Thirty-Nine Week Period Ended November 1, 2014

Store Activity	Abercrombie & Fitch	abercrombie	Hollister	Gilly Hicks	Total

February 1, 2014	22	5	129	7	163

New	5	1	4	—	10

Closed	—	—	—	(7)	(7)

November 1, 2014	27	6	133	—	166